SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                 (Amendment No. 15)


                                   NUI CORPORATION
                                  (Name of Issuer)


                              NO PAR VALUE COMMON STOCK
                           (Title of Class of Securities)


                                    629430-10-09
                                   (CUSIP Number)


     Check the following box if a fee is being paid with the statement ____.
     (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     *The remainder of this cover shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on the following page(s))

                                  Page 1 of 4 Pages


     CUSIP NO.  629430-10-09             13G                  Page 2 of 4 Pages
     ________________________________________________________________________

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Stewart B.  Kean, Social Security No. ###-##-####
     ________________________________________________________________________

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) ____

                                                                 (b)   X
     ________________________________________________________________________

     3    SEC USE ONLY

     ________________________________________________________________________

     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
     ________________________________________________________________________

     NUMBER OF SHARES              5    SOLE VOTING POWER             351,447
     BENEFICIALLY OWNED
     BY EACH REPORTING             6    SHARED VOTING POWER           373,624
     PERSON WITH
                                   7    SOLE DISPOSITIVE POWER        351,447

                                   8    SHARED DISPOSITIVE POWER      373,624
     ________________________________________________________________________

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          725,071
     ________________________________________________________________________

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     ________________________________________________________________________

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.9% of the 9,201,237 shares outstanding as of 12/31/95
     ________________________________________________________________________

     12   TYPE OF REPORTING PERSON*

          Individual
     ________________________________________________________________________

                        * SEE INSTRUCTION BEFORE FILLING OUT!


                         SECURITIES AND EXCHANGE COMMISSION
                               Washington,D. C.  20549

                                    SCHEDULE 13-G
                      Under the Securities Exchange Act of 1934

     Item 1(a) Name of Issuer:

               NUI Corporation
     __________________________________________________________________________

     Item 1(b) Address of Issuer's Principal Executive Offices:

               550 Route 202-206, Box 760, Bedminster, NJ  07921-0760
     __________________________________________________________________________

     Item 2(a) Name of Person Filing:

               Stewart B. Kean
     __________________________________________________________________________

     Item 2(b) Address of Principal Business Office, or, if none, residence:

               3258 Brookfield Drive, Las Vegas, NV  89120
     __________________________________________________________________________

     Item 2(c) Citizenship:

               U.S.A
     __________________________________________________________________________

     Item 2(d) Title of Class of Securities:

               No Par Value Common Stock
     __________________________________________________________________________

     Item 2(e) CUSIP Number:

               629430-10-9
     __________________________________________________________________________

     Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person is a:

               Not Applicable
     __________________________________________________________________________

     Item 4    Ownership

          (a)  Amount Beneficially Owned                         725,071
          (b)  Percent of Class                                  7.9%
          (c)
            (i)  Sole power to vote or to direct the vote        351,447
           (ii)  Shared power to vote or to direct the vote      373,624
          (iii)  Sole power to dispose or to direct the
                   disposition                                   351,447
           (iv)  Shared power to dispose or to direct the
                   disposition                                   373,624

                                  Page 3 of 4 Pages


     Item 5    Ownership of Five Percent or Less of a Class:

               Not Applicable
     __________________________________________________________________________

     Item 6    Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable
     __________________________________________________________________________

     Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent holding
               Company:

               Not Applicable
     __________________________________________________________________________

     Item 8    Identification and Classifications of Members of the Group:

               Not Applicable
     __________________________________________________________________________

     Item 9    Notice of Dissolution of Group:

               Not Applicable
     __________________________________________________________________________

     Item 10   Certification

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Date:          February 8, 1996

     Signature:     /S/ Stewart B. Kean

     Name/Title:    Stewart B. Kean


                                  Page 4 of 4 Pages